Filed Pursuant to Rule 424(b)(2)
Registration Nos. 333-132370 and 333-132370-01

The information in this pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 27, 2007

Pricing Supplement No. 2007—MTNDD102, Dated                 , 2007

(To Prospectus Supplement Dated April 13, 2006 and Prospectus Dated March 10, 2006)

US$                 principal amount

Citigroup Funding Inc.

Medium-Term Notes, Series D

Any Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed by Citigroup Inc.

Principal Protected Notes Based Upon a Basket of Commodities Due , 2010

•	We will not make any payments on the notes prior to maturity.

•	The notes will mature on , 2010. You will receive at maturity, for each US$1,000 principal amount of notes you hold, an amount in cash equal to US$1,000 plus a basket return amount.

•	The basket return amount will be based on the percentage change from the date on which the notes are priced for initial sale to the public to the fifth business day before maturity in (i) the settlement price of the front-month light, sweet crude oil contract, (ii) the cash settlement price of aluminum, (iii) the cash settlement price of copper and (iv) the price of gold. We refer to any one of light, sweet crude oil, aluminum, copper and gold as a basket commodity and together, as the basket commodities. We refer to the percentage change in the value of a basket commodity from the date on which the notes are priced for initial sale to the public to the fifth business day before maturity as a commodity return.

•	The basket return amount per note will equal the product of (a) US$1,000 and (b) the sum of the weighted commodity returns for the basket commodities, provided that the basket return amount will not be less than zero or greater than the maximum basket return amount, which is expected to be approximately $360 to $440 (to be determined on the date on which the notes are priced for initial sale to the public). The commodity returns will be weighted in descending order with the greatest commodity return being given the most weight and the smallest commodity return being given the least weight.

•	The notes will be issued in minimum denominations and integral multiples of US$1,000.

•	We will not apply to list the notes on any exchange.

Investing in the notes involves a number of risks. See “Risk Factors Relating to the Notes” beginning on page PS-8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus, prospectus supplement and pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts but are unsecured debt obligations of Citigroup Funding Inc. The notes are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

Citigroup Global Markets Inc. will purchase the notes from Citigroup Funding at a price of US$1,000 per note and expects to sell the notes to the public, directly or through certain affiliated dealers, in one or more transactions at market prices prevailing at the time of sale or at prices otherwise negotiated.

We expect that delivery of the notes will be made against payment therefor on or about                 , 2007.

Investment Products	Not FDIC Insured	No Bank Guarantee

SUMMARY INFORMATION—Q&A

This summary includes questions and answers that highlight selected information from the accompanying prospectus and prospectus supplement and this pricing supplement to help you understand the Principal Protected Notes Based Upon a Basket of Commodities Due             , 2010. You should carefully read the entire prospectus, prospectus supplement and pricing supplement to understand fully the terms of the notes, as well as the principal tax and other considerations that are important to you in making a decision about whether to invest in the notes. You should, in particular, carefully review the section entitled “Risk Factors Relating to the Notes,” which highlights a number of risks, to determine whether an investment in the notes is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus.

What Are the Notes?

The notes are commodity-linked securities issued by Citigroup Funding Inc. that have a maturity of approximately three years. The notes pay an amount at maturity that will depend on the percentage change from the date on which the notes are priced for initial sale to the public, which we refer to as the pricing date, to the fifth business day before maturity, which we refer to as the valuation date in (i) the settlement price of the front-month light, sweet crude oil contract traded on the New York Mercantile Exchange (“NYMEX”), (ii) the cash settlement price of aluminum traded on the London Metal Exchange (“LME”), (iii) the cash settlement price of copper traded on the LME and (iv) the price of a troy ounce of gold as set by the London Gold Market Fixing Ltd. (“LGMF”). If the sum of the weighted commodity returns on the valuation date is less than or equal to zero, the payment you receive at maturity will equal the amount of your initial investment in the notes. If the sum of the weighted commodity returns on the valuation date is greater than zero, the payment you receive at maturity will be greater than the amount of your initial investment in the notes. However, because the maximum basket return amount limits the amount you can receive at maturity to approximately 36% to 44% (to be determined on the pricing date) of the principal amount of the notes, in no circumstances will the payment you receive at maturity be more than approximately $1,360 to $1,440 (to be determined on the pricing date) per note.

The notes mature on             , 2010 and do not provide for earlier redemption by you or by us. The notes are a series of unsecured senior debt securities issued by Citigroup Funding. Any payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. The notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and, as a result of the guarantee, any payments due under the notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc.

You may transfer the notes only in minimum denominations and integral multiples of US$1,000. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the notes in the form of a global certificate, which will be held by the Depository Trust Company or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the notes by individual investors. Accountholders in the Euroclear or Clearstream clearance systems may hold beneficial interests in the notes through the accounts that each of these systems maintains as a participant in DTC. You should refer to “Description of the Notes—Book-Entry System” in the accompanying prospectus supplement and the section “Description of Debt Securities—Book-Entry Procedures and Settlement” in the accompanying prospectus for further information.

What Does “Principal Protected” Mean?

“Principal Protected” means that your principal investment in the notes is not at risk if the notes are held until maturity, regardless of the performance of the basket commodities from the pricing date to the valuation date. However, because the notes are not principal protected prior to maturity, you may receive less than your initial investment if you sell your notes in the secondary market prior to maturity. See “Risk Factors Relating to the Notes” for further information.

Will I Receive Interest on the Notes?

No. We will not make any periodic payments of interest on the notes or any other payments on the notes until maturity.

What Will I Receive at Maturity of the Notes?

The notes will mature on             , 2010. You will receive at maturity, for each US$1,000 principal amount of notes you hold, an amount in cash equal to US$1,000 plus a basket return amount, which may be positive or zero but will not be greater than a maximum basket return amount of approximately $360 to $440 (to be determined on the pricing date).

How is the Basket Return Amount Defined?

The basket return amount per note will equal the product of (a) $1,000 and (b) sum of the weighted commodity returns, provided that the basket return amount will not be less than zero or greater than the maximum basket return amount of approximately $360 to $440 (to be determined on the pricing date) per note.

The commodity return for each basket commodity will equal:

Ending Price – Starting Price
Starting Price

The sum of the weighted commodity returns will be calculated by adding together the weighted commodity return for each basket commodity, expressed as a percentage.

The weighted commodity return for each basket commodity will equal:

Ending Price – Starting Price	×	applicable Weighting Percentage
Starting Price

The weighting percentage assigned to each commodity return will depend on the performance of the basket commodity relative to the other basket commodities from the pricing date to the valuation date. The basket commodity with the greatest commodity return will be assigned a weighting percentage of 35%. The basket commodity with the second greatest commodity return will be assigned a weighting percentage of 30%. The basket commodity with the second smallest commodity return will be assigned a weighting percentage of 20%. The basket commodity with the smallest commodity return will be assigned a weighting percentage of 15%.

The starting price will equal:

•	for light, sweet crude oil, the settlement price of the front-month light, sweet crude oil contract traded on the NYMEX on the pricing date, as quoted on Reuters page 2CLcl or any successor page.

•	for aluminum, the cash settlement price, stated in U.S. dollars, of aluminum traded on the LME on the pricing date, as quoted on Reuters page SETTMAL01 or any successor page.

•	for copper, the cash settlement price, stated in U.S. dollars, of copper traded on the LME on the pricing date, as quoted on Reuters page SETTMCU01 or any successor page.

•

for gold, the price, stated in U.S. dollars, of a troy ounce of gold as set by the five members of the LGMF during the afternoon session of the twice daily gold price fix which starts at 3:00pm London, England time (the “London PM Fix”) on the pricing date, as quoted on Reuters page GOFO or any successor page.

The ending price will equal:

•	for light, sweet crude oil, the settlement price of the front-month light, sweet crude oil contract traded on the NYMEX on the valuation date, as quoted on Reuters page 2CLcl or any successor page.

•	for aluminum, the cash settlement price, stated in U.S. dollars, of aluminum traded on the LME on the valuation date, as quoted on Reuters page SETTMAL01 or any successor page.

•	for copper, the cash settlement price, stated in U.S. dollars, of copper traded on the LME on the valuation date, as quoted on Reuters page SETTMCU01 or any successor page.

•	for gold, the London PM Fix of a troy ounce of gold on the valuation date, as quoted on Reuters page GOFO or any successor page.

If the price of any basket commodity on any date of determination is not reported on the relevant Reuters page or any successor page thereto, but is otherwise published by the NYMEX, the LME or the LGMF, as applicable, the price for that basket commodity will be determined by reference to the price of that basket commodity published by the NYMEX, the LME or the LGMF, as applicable. If any price is unavailable on any date of determination because of a market disruption event or otherwise, the price of that basket commodity, unless deferred by the calculation agent as described below, will be the arithmetic mean, as determined by the calculation agent, of the price of the basket commodity on that date obtained from as many dealers in the relevant basket commodity (which may include Citigroup Global Markets Inc. or any of our other affiliates), but not exceeding three such dealers, as will make such price available to the calculation agent. The determination of the price of the relevant basket commodity by the calculation agent in the event of a market disruption event may be deferred by the calculation agent for up to three consecutive business days on which a market disruption event is occurring, but not past the business day prior to maturity.

For more specific information about the “basket return amount,” the “weighted commodity returns,” and the “weighting percentage,” please see “Description of the Notes—Basket Return Amount” in this pricing supplement.

Where Can I Find Examples of Hypothetical Maturity Payments?

For examples of hypothetical maturity payments, see “Description of the Notes—Hypothetical Maturity Payment Examples” in this pricing supplement.

What Will I Receive if I Sell the Notes Prior to Maturity?

If you choose to sell your notes before maturity, you are not guaranteed to receive the full principal amount of the notes you sell. You should refer to the sections “Risk Factors Relating to the Notes—The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest” and “—You May Not Be Able to Sell Your Notes if an Active Trading Market for the Notes Does Not Develop” in this pricing supplement for further information. You will receive at least the full amount of the principal amount of your notes if you hold the notes at maturity.

What is the Front-Month Light, Sweet Crude Oil Contract?

Unless otherwise stated, all information on the settlement price of front-month light, sweet crude oil contracts provided in this pricing supplement is derived from the New York Mercantile Exchange, Inc. or other publicly available sources. A front-month light, sweet crude oil contract is an exchange-traded futures contract traded on the NYMEX. It provides for the future purchase and sale of a specified type and quantity of a commodity—in this case, light, sweet crude oil—at an agreed upon price (the “settlement price”). The futures contract provides for a specified settlement month in which the commodity is to be delivered by the seller. A “front-month” contract is the contract next scheduled for settlement. For example, as of April 23, 2007, the front-month light, sweet crude oil contract is a contract for delivery of light, sweet crude oil in June 2007.

Please note that an investment in the notes does not entitle you to any ownership or other interest in light, sweet crude oil contracts.

What is the Cash Settlement Price for Aluminum and Copper?

Unless otherwise stated, all information on the cash settlement prices of aluminum and copper provided in this pricing supplement is derived from London Metal Exchange Ltd. or other publicly available sources. The cash settlement price for aluminum and copper is set daily during the second “ring” or round of trading at the LME. The second ring commences at 12:30 p.m. London, England time, during which session only those broker members permitted to take part in ring trading may process their clients’ orders on the trading floor. At present there are 11 “ring dealers.” The cash settlement price is the last cash offer price quoted for the relevant metal at the end of the five-minute ring relating to that metal in the second ring session of the day.

Please note that an investment in the notes does not entitle you to any ownership or other interest in copper or aluminum.

What is the London PM Fix of Gold Price?

Unless otherwise stated, all information on the London PM Fix of gold price provided in this pricing supplement is derived from the London Gold Market Fixing Ltd. or other publicly available sources. The London PM Fix of gold price is set by the five members of the LGMF during the afternoon session of the twice daily gold price fix which starts at 3:00 p.m. London, England time. During each session, orders are placed either with one of the five fixing members or with another bullion dealer who will then be in contact with a fixing member during the fixing. The fixing members net-off all orders when communicating their individual net interest at the fixing. The fix begins with the fixing chairman suggesting a “trying price,” reflecting the market price prevailing at the opening of the fix. This is relayed by the fixing members to their dealing rooms which have direct communication with all interested parties. Any market participant may enter the fixing process at any time, or adjust or withdraw its order. The gold price is adjusted up or down until all the buy and sell orders are matched, at which time the price is declared fixed. All fixing orders are transacted on the basis of this fixed price, which is instantly relayed to the market through various media. As of April 27, 2007, the five members of the London Gold Market Fixing Ltd. were the Bank of Nova Scotia—ScotiaMocatta, Barclays Bank Plc, Deutsche Bank AG, HSBC Bank USA, N.A. and Société Générale.

Please note that an investment in the notes does not entitle you to any ownership or other interest in gold.

How Have the Basket Commodities Performed Historically?

We have provided graphs showing the daily values of each basket commodity, as reported on Bloomberg, from January 1, 2002 to April 26, 2007, and tables showing the high and low values of each basket commodity for each quarter since the first quarter of 2002. You can find these graphs and tables in the sections “Description of the Front-Month Light, Sweet Crude Oil Futures Contract,” “Description of the Cash Settlement Prices of Aluminum and Copper” and “Description of the Gold Price” in this pricing supplement. We have provided this historical information to help you evaluate the behavior of the value of each basket commodity in recent years. However, past performance is not indicative of how the basket commodities will perform in the future.

Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?

We expect to hedge our obligations under the notes through one or more of our affiliates. This hedging activity will likely involve trading in one or more of the basket commodities or in other instruments, such as options, swaps or futures, based on one or more of the basket commodities. The costs of maintaining or adjusting this hedging activity could affect the price at which our affiliate Citigroup Global Markets may be willing to purchase your notes in the secondary market. Moreover, this hedging activity may result in us or our affiliates receiving a profit, even if the market value of the notes declines. You should refer to “Risk Factors Relating to the Notes—The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest” in this pricing supplement, “Risk Factors—Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and “Use of Proceeds and Hedging” in the accompanying prospectus.

Does ERISA Impose Any Limitations on Purchases of the Notes?

Employee benefit plans and other entities the assets of which are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or substantially similar federal, state or local laws, including individual retirement accounts, (which we call “Plans”) will be permitted to purchase and hold the notes, provided that each such Plan shall by its purchase be deemed to represent and warrant either that (A)(i) none of Citigroup Global Markets Inc., its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the notes or renders investment advice with respect to those assets and (ii) the Plan is paying no more than adequate consideration for the notes or (B) its acquisition and holding of the notes is not prohibited by any such provisions or laws or is exempt from any such prohibition. However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc. or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of notes by the account, plan or annuity. Please refer to the section “ERISA Matters” in this pricing supplement for further information.

What Are the U.S. Federal Income Tax Consequences of Investing in the Notes?

Because the notes are contingent payment debt obligations of Citigroup Funding, U.S. Holders of a note will be required to include original issue discount (“OID”) for U.S. federal income tax purposes in gross income on a constant yield basis over the term of the note, which yield will be assumed to be     % per year, compounded semi-annually. This tax OID (computed at the assumed comparable yield) will be includible in a U.S. Holder’s gross income (as ordinary income) over the term of the note (although holders will receive no payments on the notes prior to maturity). The assumed comparable yield is based on a rate at which Citigroup Funding would issue a similar debt obligation with no contingent payments. The amount of the tax OID is calculated based in part on an assumed amount payable at maturity. This assumed amount is neither a prediction nor guarantee of the actual yield of, or payment to be made in respect of, a note. If the amount we actually pay at maturity is, in fact, less than this assumed amount, then a U.S. Holder will have recognized taxable income in periods prior to maturity that exceeds that holder’s economic income from holding the note during such periods (with an offsetting ordinary loss). If a U.S. Holder disposes of the note prior to maturity, the U.S. Holder will be required to treat any gain recognized upon the disposition of the note as ordinary income (rather than capital gain). You should refer to “Certain United States Federal Income Tax Considerations” in this pricing supplement for more information.

Will the Notes Be Listed on a Stock Exchange?

No. The notes will not be listed on any exchange.

Can You Tell Me More About Citigroup and Citigroup Funding?

Citigroup is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers. Citigroup Funding is a wholly-owned subsidiary of Citigroup whose business activities consist primarily of providing funds to Citigroup and its subsidiaries for general corporate purposes.

What Is the Role of Citigroup Funding’s and Citigroup’s Affiliates, Citigroup Global Markets Inc. and Citibank, N.A.?

Our affiliate, Citigroup Global Markets is the agent for the offering and sale of the notes. After the initial offering, Citigroup Global Markets and/or other of our affiliated dealers currently intend, but are not obligated, to buy and sell the notes to create a secondary market for holders of the notes, and may engage in other activities described in the section “Plan of Distribution” in this pricing supplement, the accompanying prospectus supplement and prospectus. However, neither Citigroup Global Markets nor any of these affiliates will be obligated to engage in any market-making activities, or continue those activities once it has started them.

Our affiliate, Citibank, N.A., will act as calculation agent for the notes. Potential conflicts of interest may exist between Citibank, N.A. as calculation agent and you as a holder of the notes.

Are There Any Risks Associated With My Investment?

Yes, the notes are subject to a number of risks. Please refer to the section “Risk Factors Relating to the Notes” in this pricing supplement.

RISK FACTORS RELATING TO THE NOTES

An investment in the notes entails significant risks not associated with similar investments in a conventional debt security, including, among other things, fluctuations in the prices of the basket commodities, and other events that are difficult to predict and beyond our control.

The Appreciation of Your Investment Will Be Limited and May be Zero

The amount of your maturity payment will be based on the sum of the weighted commodity returns, which are determined by the ending price and starting price of each commodity and the applicable weighting percentage. Even if the sum of the weighted commodity returns is greater than 36% to 44% (to be determined on the Pricing Date), the maximum basket return amount will operate to limit the appreciation of your investment in the notes to approximately $360 to $440 (to be determined on the Pricing Date) per note. Thus, the notes may provide less opportunity for appreciation than an investment in an instrument directly linked to the price of one or more basket commodity and not subject to a cap.

In addition, if the sum of the weighted commodity returns is less than or equal to zero, the payment you receive at maturity will be limited to the amount of your initial investment in the notes. This will be true even if the price of one or more of the basket commodities was greater than its starting price at one or more times from the pricing date to the valuation date, but because of the price of the basket commodities on the valuation date and the weighting percentages applied, the sum of the weighted commodity returns on the valuation date is not greater than zero.

The Use of a Return on a Basket of Commodities Instead of a Single Commodity Return May Lower the Return on Your Investment

Because the basket return amount will be based on the sum of the weighted commodity returns, a significant increase in the ending price of one commodity relative to its starting price may be substantially or entirely offset by a decrease in the ending price of the other commodities relative to their starting prices during the term of the notes.

The Yield on the Notes May Be Lower Than the Yield On a Standard Debt Security of Comparable Maturity

The notes do not pay any interest. As a result, if the sum of the weighted commodity returns is less than            %, the effective yield on your notes will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity.

No Principal Protection Unless You Hold the Notes to Maturity

You will be entitled to receive at least the full principal amount of your notes only if you hold the notes to maturity. The market value of the notes may fluctuate and, because the notes are not principal-protected prior to maturity, you may receive less than your initial investment if you sell your notes in the secondary market prior to maturity.

The Prices of the Basket Commodities Are Highly Volatile and Affected by Many Complex Factors

Prices of gold are highly volatile and are affected by numerous factors. These include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market.

Settlement prices of the light, sweet crude oil futures contract are also highly volatile. They are affected by numerous factors in addition to economic activity. These include political events, weather, labor activity, and especially direct government intervention, such as embargos, and supply disruptions in major oil producing or consuming regions such as the Middle East, the United States, Latin America and Russia. Such events tend to affect oil prices worldwide, regardless of the location of the event. The outcome of meetings of the Organization of Petroleum Exporting Countries can particularly affect world oil supply and oil prices. Market expectations about these events and speculative activity also cause prices to fluctuate. Furthermore, any changes in the policies or regulations of the NYMEX or other regulators could also affect the settlement price of the light, sweet crude oil futures contract.

Metal cash settlement prices are highly volatile and are affected by numerous factors in addition to economic activity. These include global or regional financial, regulatory, judicial or political events, labor activity and supply disruptions in major metal producing or consuming regions such as Latin America, the United States and Africa. Such events tend to affect metal cash settlement prices worldwide, regardless of the location of the event.

It is not possible to predict the aggregate effect of all or any combination of the above factors on the relevant basket commodity price. If these factors result in a decrease in the prices of the basket commodities, it may reduce the amount of the maturity payment and/or the value of the notes in the secondary market.

The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest

We believe that the value of the notes in the secondary market will be affected by supply of and demand for the notes, the price of commodities and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the notes of a change in a specific factor, assuming all other conditions remain constant.

Price of the Basket Commodities. We expect that the market value of the notes at any given time will likely depend substantially on the changes, if any, in the price of each basket commodity from its starting price. If you choose to sell your notes when the basket commodities’ prices are less than their starting prices, you may receive substantially less than the principal amount of your notes.

The price of each basket commodity will be influenced by complex and interrelated political, economic, financial and other factors that can affect the markets on which the commodities are traded. These factors are described in more detail in “—Commodity Settlement Prices Are Highly Volatile and Affected by Many Complex Factors” above.

Volatility of the Basket Commodities. Volatility is the term used to describe the size and frequency of market fluctuations. If the expected volatility of the basket commodities’ prices during the term of the notes changes, the market value of the notes may decrease.

Interest Rates. We expect that the market value of the notes will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the market value of the notes may decrease, and if U.S. interest rates decrease, the market value of the notes may increase.

Time Premium or Discount. As a result of a “time premium or discount,” the notes may trade at a value above or below that which would be expected based on the level of interest rates and the basket commodity prices the longer the time remaining to maturity. A “time premium or discount” results from expectations concerning the basket commodity prices during the period prior to the maturity of the notes. However, as the time remaining to maturity decreases, this time premium or discount may diminish, thereby increasing or decreasing the market value of the notes.

Hedging Activities. Hedging activities related to the notes by one or more of our affiliates will likely involve trading in the basket commodities or in other instruments, such as options, swaps or futures, based upon the price of one or more of the basket commodities. This hedging activity could affect the market value of the notes. It is possible that we or our affiliates may profit from our hedging activity, even if the market value of the notes declines. Profit or loss from this hedging activity could affect the price at which Citigroup Funding’s affiliate Citigroup Global Markets may be willing to purchase your notes in the secondary market.

Citigroup Funding and Citigroup’s Credit Ratings, Financial Condition and Results. Actual or anticipated changes in our credit ratings, financial condition or results or those of Citigroup may affect the market value of the notes. The notes are subject to the credit risk of Citigroup, the guarantor of any payments due on the notes.

We want you to understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the market value of the notes attributable to another factor, such as an increase in the prices of the basket commodities.

The Historical Performance of the Basket Commodities Is Not an Indication of the Future Performance of the Basket Commodities

The historical performance of each of the basket commodities, which is included in this pricing supplement, should not be taken as an indication of the future performance of the relevant basket commodity during the term of the notes. Changes in the value of each basket commodity will affect the trading price of the notes, but it is impossible to predict whether the value of any of the basket commodities will rise or fall.

You Will Not Have Any Rights with Respect to the Basket Commodities

You will not own or have any beneficial or other legal interest in, and will not be entitled to any rights with respect to, the basket commodities. The notes are debt securities issued by Citigroup Funding, not an interest in the basket commodities or a futures contract or commodity option based on the price of one or all of the basket commodities.

You May Not Be Able to Sell Your Notes if an Active Trading Market for the Notes Does Not Develop

The notes have not been and will not be listed on any exchange. There is currently no secondary market for the notes. Citigroup Global Markets and/or other of Citigroup Funding’s affiliated dealers currently intend, but are not obligated, to make a market in the notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the notes. If the secondary market for the notes is limited, there may be few buyers should you choose to sell your notes prior to maturity and this may reduce the price you receive.

Citibank, N.A. Is the Calculation Agent, Which Could Result in a Conflict of Interest

Citibank, N.A,, which is acting as the calculation agent for the notes, is an affiliate of ours. As a result, Citibank’s duties as calculation agent, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to you, may conflict with its interest as an affiliate of ours.

DESCRIPTION OF THE NOTES

The description in this pricing supplement of the particular terms of the notes supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying prospectus and prospectus supplement.

General

Principal Protected Notes Based Upon a Basket of Commodities due         , 2010 (the “Notes”) are commodity-linked debt securities issued by Citigroup Funding that have a maturity of approximately three years. The Notes pay an amount at maturity that will depend on the percentage change from the Pricing Date to the Valuation Date in prices of the Basket Commodities (such change, a “Commodity Return”) as measured by (i) in the case of light, sweet crude oil, the settlement price of the front-month light, sweet crude oil contract traded on the NYMEX, (ii) in the case of aluminum, the cash settlement price of aluminum traded on the LME, (iii) in the case of copper, the cash settlement price of copper traded on the LME, and (iv) in the case of gold, the London PM Fix of a troy ounce of gold. The Commodity Returns will be weighted in descending order with the greatest Commodity Return being given the most weight and the smallest Commodity Return begin given the least weight. If the sum of the weighted Commodity Returns on the Valuation Date is less than or equal to zero, the payment you receive at maturity will equal the amount of your initial investment in the Notes. If the sum of the weighted Commodity Returns on the Valuation Date is greater than zero, the payment you receive at maturity will be greater than the amount of your initial investment in the Notes. However, because the Maximum Basket Return Amount limits the amount you can receive at maturity to approximately 36% to 44% (to be determined on the pricing date) of the principal amount of the Notes, in no circumstances will the payment you receive at maturity be more than approximately $1,360 to $1,440 (to be determined on the pricing date) per Note.

The Notes are a series of debt securities issued by Citigroup Funding under the senior debt indenture described in the accompanying prospectus supplement and prospectus and any payments due under the Notes are fully and unconditionally guaranteed by Citigroup Inc. The aggregate principal amount of Notes issued will be US$             (             Notes). The Notes will mature on             , 2010, will constitute part of the senior debt of Citigroup Funding, and will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding. As a result of the Citigroup Inc. guarantee, any payments due under the Notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The Notes will be issued only in fully registered form and in denominations of US$1,000 per Note and integral multiples thereof.

Reference is made to the accompanying prospectus supplement and prospectus for a detailed summary of additional provisions of the Notes and of the senior debt indenture under which the Notes will be issued.

Interest

We will not make any periodic payments of interest or any other payments on the Notes until maturity.

Payment at Maturity

The Notes will mature on             , 2010. You will receive at maturity, for each US$1,000 principal amount of Notes you hold, an amount in cash equal to US$1,000 plus a Basket Return Amount, which may be positive or zero but will not be greater than the Maximum Basket Return Amount.

Basket Return Amount

The Basket Return Amount per Note will equal the product of (a) $1,000 and (b) the sum of the weighted Commodity Returns, provided that the Basket Return Amount will not be less than zero and will not be greater than the Maximum Basket Return Amount.

The Maximum Basket Return amount will equal approximately $360 to $440 (approximately 36% to 44% of the $1,000 principal amount per Note) (to be determined on the Pricing Date).

The Commodity Return for each Basket Commodity will equal:

Ending Price – Starting Price
Starting Price

The Sum of the weighted Commodity Returns will be calculated by adding together the weighted Commodity Return for each Basket Commodity, expressed as a percentage.

The weighted Commodity Return for each Basket Commodity will equal:

Ending Price – Starting Price	×	applicable Weighting Percentage
Starting Price

The Weighting Percentage assigned to each Commodity Return will depend on the performance of the Commodity Returns. The Basket Commodity with the greatest Commodity Return will be assigned a Weighting Percentage of 35%. The Basket Commodity with the second greatest Commodity Return will be assigned a Weighting Percentage of 30%. The Basket Commodity with the second smallest Commodity Return will be assigned a Weighting Percentage of 20%. The Basket Commodity with the smallest Commodity Return will be assigned a Weighting Percentage of 15%.

The Starting Price will equal:

•	for light, sweet crude oil, the settlement price of the front-month light, sweet crude oil contract traded on the NYMEX on the Pricing Date, as quoted on Reuters page 2CLcl or any successor page.

•	for aluminum, the cash settlement price, stated in U.S. dollars, of aluminum traded on the LME on the Pricing Date, as quoted on Reuters page SETTMAL01 or any successor page.

•	for copper, the cash settlement price, stated in U.S. dollars, of copper traded on the LME on the Pricing Date, as quoted on Reuters page SETTMCU01 or any successor page.

•	for gold, the London PM Fix of a troy ounce of gold on the Pricing Date, as quoted on Reuters page GOFO or any successor page.

The Ending Price will equal:

•	for light, sweet crude oil, the settlement price of the front-month light, sweet crude oil contract traded on the NYMEX on the Valuation Date, as quoted on Reuters page 2CLcl or any successor page.

•	for aluminum, the cash settlement price, stated in U.S. dollars, of aluminum traded on the LME on the Valuation Date, as quoted on Reuters page SETTMAL01 or any successor page.

•	for copper, the cash settlement price, stated in U.S. dollars, of copper traded on the LME on the Valuation Date, as quoted on Reuters page SETTMCU01 or any successor page.

•	for gold, the London PM Fix of a troy ounce of gold on the Valuation Date, as quoted on Reuters page GOFO or any successor page.

If the price of any Basket Commodity on any date of determination is not reported on the relevant Reuters page or any successor page thereto, but is otherwise published by the NYMEX, the LME or the LGMF, as applicable, the price for that Basket Commodity will be determined by reference to the price of that Basket Commodity published by the NYMEX, the LME or the LGMF, as applicable. If any price is unavailable on any date of determination because of a Market Disruption Event or otherwise, the price of that Basket Commodity, unless deferred by the calculation agent as described below, will be the arithmetic mean, as determined by the calculation agent, of the price of the Basket Commodity on that date obtained from as many dealers in the relevant Basket Commodity (which may include Citigroup Global Markets Inc. or any of our other affiliates), but not exceeding three such dealers, as will make such price available to the calculation agent. The determination of the price of the relevant Basket Commodity by the calculation agent in the event of a Market Disruption Event may be deferred by the calculation agent for up to three consecutive business days on which a Market Disruption Event is occurring, but not past the Business Day prior to maturity.

The Pricing Date means the date on which the Notes are priced for initial sale to the public.

The Valuation Date will be the fifth Business Day before maturity.

A Business Day means any day that (1) is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York or in London, England are authorized or obligated by law or executive order to close; provided that with respect to a Market Disruption Event relating to light, sweet crude oil only, a Business Day means any day on which the NYMEX is open for trading and the settlement price of the front-month light, sweet crude oil futures contract is calculated and published.

A Market Disruption Event means, as determined by the calculation agent in its sole discretion, the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any relevant exchange or market or otherwise) of, or the unavailability through a recognized system of public dissemination of transaction information, for a period longer than two hours, or during the one-half hour period preceding the close of trading, on the applicable exchange or market, of accurate price, volume or related information in respect of (a) a Basket Commodity or (b) any options or futures contracts, or any options on such futures contracts relating to a Basket Commodity on any exchange or market if, in each case, in the determination of the calculation agent, any such suspension, limitation or unavailability is material.

Hypothetical Maturity Payment Examples

The examples of hypothetical maturity payments set forth below are intended to illustrate the effect of different Ending Prices on the amount payable on the Notes at maturity. All of the hypothetical examples are based on the following assumptions:

•	Issue Price: US$1,000 per Note

•	Starting Price of Light, Sweet Crude Oil: US$64

•	Starting Price of Aluminum: US$2,800

•	Starting Price of Copper: US$7,900

•	Starting Price of Gold: US$680

•	Maximum Basket Return Amount: $400 (or 40% of the $1,000 principal amount per Note)

•	Weighting Percentage 1: 35%

•	Weighting Percentage 2: 30%

•	Weighting Percentage 3: 20%

•	Weighting Percentage 4: 15%

•	Term of the Notes: 3 years

The following examples are for purposes of illustration only and would provide different results if different assumptions were applied. The actual maturity payment will depend on the actual Basket Return Amount which, in turn, will depend on the actual Starting Price and Ending Price of each Basket Commodity, the actual Weighting Percentages applied to each Commodity Return and the actual Maximum Basket Return Amount.

	Hypothetical Basket Commodity Ending Price				Hypothetical Commodity Returns (1)				Hypothetical Sum of the Weighted Commodity Returns	Hypothetical Basket Return Amount (5)	Hypothetical Payment at Maturity (6)	Hypotheticals Note Return (% per annum)
	Light, Sweet Crude Oil (US$)	Copper (US$)	Aluminum (US$)	Gold (US$)	Light, Sweet Crude Oil	Copper	Aluminum	Gold
1	33.05	8,074.84	1,597.63	617.18	-48.359%	2.213%	-42.942%	-9.238%	-17.839%	0.000%	$1,000.00	0.00%
2	58.01	8073.45	2,331.70	430.94	-9.359%	2.196%	-16.725%	-36.626%	(2) -10.878%	0.000%	$1,000.00	0.00%
3	59.61	7,626.95	2,128.18	549.40	-6.859%	-3.456%	-23.994%	-19.206%	-10.708%	0.000%	$1,000.00	0.00%
4	35.04	7,532.21	2,781.69	677.76	-45.250%	-4.656%	-0.654%	-0.329%	-8.030%	0.000%	$1,000.00	0.00%
5	52.95	4,673.75	4,052.88	468.34	-17.266%	-40.839%	44.746%	-31.126%	-1.870%	0.000%	$1,000.00	0.00%
6	73.79	8,374.27	2,264.79	661.85	15.297%	6.003%	-19.115%	-2.669%	(3) 3.754%	3.754%	$1,037.54	1.25%
7	95.63	6,858.77	2,215.99	543.69	49.422%	-13.180%	-20.858%	-20.046%	6.206%	6.206%	$1,062.06	2.07%
8	43.18	9,932.53	2,731.08	992.74	-32.531%	25.728%	-2.461%	45.991%	(4)18.443%	18.443%	$1,184.43	6.15%
9	86.05	9,955.45	3,675.49	868.48	34.453%	26.018%	31.268%	27.718%	30.885%	30.885%	$1,308.85	10.30%
10	89.39	9,796.55	4,598.51	858.31	39.672%	24.007%	64.233%	26.222%	43.228%	40.000%	$1,400.00	13.33%

(1)	Hypothetical Commodity Return for each Basket Commodity = (Ending Price – Starting Price)/ Starting Price

(2)	Hypothetical Sum of the Weighted Commodity Return = Hypothetical Weighted Commodity Return for Light, Sweet Crude Oil + Hypothetical Weighted Commodity Return for Copper + Hypothetical Weighted Commodity Return for Aluminum + Hypothetical Weighted Commodity Return for Gold

Hypothetical Weighted Commodity Return for Copper = 2.196% x 35% (Hypothetical Weighting Percentage 1) = 0.7686%

Hypothetical Weighted Commodity Return for Light, Sweet Crude Oil = -9.359% x 30% (Hypothetical Weighting Percentage 2) = -2.8077%

Hypothetical Weighted Commodity Return for Aluminum = -16.725% x 20% (Hypothetical Weighting Percentage 3) = -3.3450%
Hypothetical Weighted Commodity Return for Gold = -36.626% x 15% (Hypothetical Weighting Percentage 4) = -5.4939%

(3)	Hypothetical Sum of the Weighted Commodity Return = Hypothetical Weighted Commodity Return for Light, Sweet Crude Oil + Hypothetical Weighted Commodity Return for Copper + Hypothetical Weighted Commodity Return for Aluminum + Hypothetical Weighted Commodity Return for Gold

Hypothetical Weighted Commodity Return for Light, Sweet Crude Oil = 15.297% x 35% (Hypothetical Weighting Percentage 1) = 5.3540%

Hypothetical Weighted Commodity Return for Copper = 6.003% x 30% (Hypothetical Weighting Percentage 2) = 1.8009%

Hypothetical Weighted Commodity Return for Gold = -2.669% x 20% (Hypothetical Weighting Percentage 3) = -0.5338%

Hypothetical Weighted Commodity Return for Aluminum = -19.115% x 15% (Hypothetical Weighting Percentage 4) = -2.8673%

(4)	Hypothetical Sum of the Weighted Commodity Return = Hypothetical Weighted Commodity Return for Light, Sweet Crude Oil + Hypothetical Weighted Commodity Return for Copper + Hypothetical Weighted Commodity Return for Aluminum + Hypothetical Weighted Commodity Return for Gold

Hypothetical Weighted Commodity Return for Gold = 45.991% x 35% (Hypothetical Weighting Percentage 1) = 16.0969%

Hypothetical Weighted Commodity Return for Copper = 25.728% x 30% (Hypothetical Weighting Percentage 2) = 7.7185%
Hypothetical Weighted Commodity Return for Aluminum = -2.461% x 20% (Hypothetical Weighting Percentage 3) = -0.0492%
Hypothetical Weighted Commodity Return for Light, Sweet Crude Oil = -32.531% x 15% (Hypothetical Weighting Percentage 4) = -4.8797%

(5)	Hypothetical Basket Return Amount = US$1,000 x Sum of the Weighted Commodity Returns, provided that the Basket Return Amount will not be less than zero or greater than the Maximum Basket Return Amount.

(6)	Hypothetical Payment at Maturity = US$1,000 + Basket Return Amount

Redemption at the Option of the Holder; Defeasance

The Notes are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities—Defeasance.”

Default Interest Rate

In case of default in payment at maturity of the Notes, the Notes shall bear interest, payable upon demand of the beneficial owners of the Notes in accordance with the terms of the Notes, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of             % per annum on the unpaid amount due. If default interest is required to be calculated for a period of less than one year, it will be calculated on the basis of the actual number of days elapsed and a 360-day year consisting of twelve 30-day months.

Paying Agent and Trustee

Citibank, N.A. will serve as paying agent and registrar for the Notes and will also hold the global security representing the Notes as custodian for DTC. The Bank of New York, as successor trustee under an indenture dated as of June 1, 2005, will serve as trustee for the Notes.

Calculation Agent

The calculation agent for the Notes will be Citibank, N.A. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Funding, Citigroup and the holders of the Notes. Because the calculation agent is an affiliate of Citigroup Funding and Citigroup, potential conflicts of interest may exist between the calculation agent and the holders of the Notes, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to holders of the Notes. Citibank, N.A. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

DESCRIPTION OF THE FRONT-MONTH LIGHT, SWEET CRUDE OIL FUTURES CONTRACT

General

The Basket Return Amount, if any, will be determined in part by reference to the settlement price of the front-month light, sweet crude oil futures contract traded on the NYMEX. We have derived all information regarding the front-month light, sweet crude oil contract and the NYMEX from publicly available sources without independent verification. Such information reflects the policies of, and is subject to change without notice by, the NYMEX. We make no representation or warranty as to the accuracy or completeness of such information.

The Futures Markets

An exchange-traded futures contract, such as the light, sweet crude oil futures contract traded on the NYMEX, provides for the future purchase and sale of a specified type and quantity of a commodity. The contract provides for a specified settlement month in which the commodity is to be delivered by the seller.

Futures contracts are traded on organized exchanges such as the NYMEX, known as “contract markets,” through the facilities of a centralized clearing house and a brokerage firm which is a member of the clearing house. The clearing house guarantees the performance of each clearing member which is a party to a futures contract by, in effect, taking the opposite side of the transaction. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a contract holder may elect to close out its position (either long or short) by taking an opposite position on the exchange on which the position is held. This operates to terminate the position and fix the contract holder’s profit or loss.

U.S. futures markets, as well as brokers and market participants, are subject to regulation by the Commodity Futures Trading Commission (“CFTC”). Because the Notes do not constitute regulated futures contracts or investments in regulated futures contracts, holders of the Notes will not benefit from any clearing house guarantees or any regulatory protections of the CFTC.

The New York Mercantile Exchange

The NYMEX is the largest exchange in the world for the trading of energy futures and options contracts, including contracts for light, sweet crude oil, unleaded gasoline, heating oil and natural gas. The NYMEX conducts trading in its futures contracts through an open-outcry trading floor during the trading day and through the day and after hours through an Internet-based electronic platform.

The Front-Month Light, Sweet Crude Oil Futures Contract

The front-month light, sweet crude oil futures contract trades in units of 1,000 barrels and the delivery point is Cushing, Oklahoma. The contract provides for delivery of several grades of domestic and internationally traded foreign light, sweet crude oils. It may be settled by delivery of West Texas Intermediate, Low Sweet Mix, New Mexican Sweet, North Texas Sweet, Oklahoma Sweet or South Texas Sweet.

A “front-month” contract is the contract next scheduled for delivery. For example, as of April 26, 2007, the front-month light, sweet crude oil futures contract is the June 2007 futures contract, which is a contract for delivery of light, sweet crude oil in June 2007.

NYMEX Disclaimer

The Notes are not sponsored, endorsed, sold or promoted by NYMEX. NYMEX makes no representation or warranty, express or implied, to the purchasers of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the NYMEX commodity futures prices to track general commodity market performance. NYMEX has no relationship to Citigroup Funding and NYMEX commodity futures prices are determined, composed and calculated by NYMEX without regard to any of Citigroup Funding or the Notes. NYMEX has no obligation to take the needs of Citigroup Funding or the owners of the Notes into consideration in determining, composing or calculating any NYMEX commodity futures settlement price. NYMEX is not responsible for and has not participated in the determination of the timing of, prices of, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. NYMEX has no obligation or liability in connection with the administration, marketing or trading of the Notes.

NYMEX does not guarantee the quality, accuracy and/or completeness of (i) the statements made herein or in any other materials used to describe, market and/or sell the Notes, or (ii) the NYMEX commodity futures prices used in computing the return on the Notes. NYMEX makes no warranty, express or implied, as to results to be obtained by Citigroup Funding, owners of the Notes, or any other person or entity from the use of the NYMEX commodity futures prices included therein or for any other use. NYMEX makes no express or implied warranties, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the NYMEX commodity futures prices used in computing the return on the Notes and is not liable for any error or omission in any price used in connection with the Notes. Without limiting any of the foregoing, in no event shall NYMEX have any liability for any special, punitive, indirect, or consequential damages (including lost profits), even if notified of the possibility of such damages.

Historical Data on the Front-Month Light, Sweet Crude Oil Futures Contract

The following table sets forth, for each of the quarterly periods indicated, the high and low settlement price of the front-month light, sweet crude oil futures contract traded on the NYMEX, as reported by Reuters. These historical data on the front-month light, sweet crude oil futures contract are not indicative of the future performance of the front-month light, sweet crude oil futures contract or what the value of the Notes may be. Any historical upward or downward trend in the settlement price of the front-month light, sweet crude oil futures contract during any period set forth below is not an indication that the settlement price of the front-month light, sweet crude oil futures contract is more or less likely to increase or decrease at any time during the term of the Notes.

	High		Low
2002
Quarter
First	US$	26.31	US$	17.97
Second		29.36		23.47
Third		30.77		26.07
Fourth		32.72		25.19
2003
Quarter
First		37.83		26.91
Second		32.36		25.24
Third		32.39		26.96
Fourth		33.71		28.47
2004
Quarter
First		38.18		32.48
Second		42.33		34.27
Third		49.90		38.39
Fourth		55.17		40.71
2005
Quarter
First		56.72		42.12
Second		60.54		46.80
Third		69.81		56.72
Fourth		65.47		56.14
2006
Quarter
First		68.35		57.65
Second		75.17		66.23
Third		77.03		60.46
Fourth		63.72		55.81
2007
Quarter
First		66.03		50.48
Second (through April 26)		66.07		61.51

The settlement price of the front-month light, sweet crude oil futures contract traded on the NYMEX on April 26, 2007 was $65.06.

The following graph illustrates the historical performance of the front-month light, sweet crude oil futures contract traded on the NYMEX based on the daily settlement price thereof from January 2, 2002 through April 26, 2007. Past movements of the front-month light, sweet crude oil futures contract are not indicative of future settlement prices of the front-month light, sweet crude oil futures contract.

DESCRIPTION OF THE CASH SETTLEMENT PRICES OF ALUMINUM AND COPPER

General

The Basket Return Amount, if any, will be determined in part by reference to the cash settlement prices of aluminum and copper set by the London Metal Exchange (“LME”). We have derived all information regarding the method by which the LME arrives at settlement prices from publicly available sources without independent verification. Such information reflects the policies of, and is subject to change without notice by, the LME. We make no representation or warranty as to the accuracy or completeness of such information.

The cash settlement prices of aluminum and copper are set during the second “ring” or round of trading at the LME. The second ring commences at 12:30 p.m. London, England time, during which session only those broker members permitted to take part in ring trading may process their clients’ orders on the trading floor. At present there are 11 “ring dealers.” The cash settlement prices of aluminum and copper are determined at the end of the five-minute ring relating to the relevant Basket Commodity in the second ring session of the day. The cash settlement prices of aluminum and copper are the last cash offer price quoted for the applicable commodity at the end of the second ring session.

Disclaimer

The Notes are not sponsored, endorsed, sold or promoted by the LME or by any member thereof. The LME makes no representation or warranty, express or implied, to the purchasers of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the LME commodity cash settlement price to track general market performance of the relevant Basket Commodity price. The LME has no relationship to Citigroup Funding and commodity cash settlement prices are determined without regard to any of Citigroup Funding or the Notes. The LME has no obligation to take the needs of Citigroup Funding or the owners of the Notes into consideration in determining the cash settlement prices of aluminum and copper. The LME is not responsible for and has not participated in the determination of the timing of, prices of, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. The LME has no obligation or liability in connection with the administration, marketing or trading of the Notes.

Historical Data on the Aluminum Cash Settlement Price

The following table sets forth, for each of the quarterly periods indicated, the high and low cash settlement price of aluminum, as reported by Reuters. These historical data on the cash settlement price of aluminum are not indicative of the future performance of the cash settlement price of aluminum or what the value of the Notes may be. Any historical upward or downward trend in the cash settlement price of aluminum during any period set forth below is not an indication that the cash settlement price of aluminum is more or less likely to increase or decrease at any time during the term of the Notes.

	High		Low
2002
Quarter
First	US$	1438.00	US$	1313.00
Second		1398.00		1318.00
Third		1370.00		1279.00
Fourth		1399.00		1275.50
2003
Quarter
First		1459.00		1340.50
Second		1440.50		1314.50
Third		1505.00		1378.00
Fourth		1592.50		1415.00
2004
Quarter
First		1754.00		1578.50
Second		1826.00		1575.00
Third		1812.00		1647.00
Fourth		1964.00		1748.00
2005
Quarter
First		2031.50		1809.00
Second		1991.00		1694.00
Third		1909.00		1675.00
Fourth		2289.00		1831.00
2006
Quarter
First		2634.00		2267.00
Second		3275.00		2397.50
Third		2614.00		2367.50
Fourth		2886.00		2480.00
2007
Quarter
First		2953.00		2682.00
Second (through April 26)		2866.00		2735.50

The LME cash settlement price of aluminum on April 26, 2007, as reported on Reuters page SETTMAL01, was $2,797.

The following graph illustrates the historical performance of the LME cash settlement price of aluminum, as reported on Reuters, from January 2, 2002 through April 26, 2007. Past movements of the cash settlement price of aluminum are not indicative of future cash settlement prices of aluminum.

Historical Data on the Copper Cash Settlement Price

The following table sets forth, for each of the quarterly periods indicated, the high and low cash settlement price of copper, as reported by Reuters. These historical data on the cash settlement price of copper are not indicative of the future performance of the cash settlement price of copper or what the value of the Notes may be. Any historical upward or downward trend in the cash settlement price of copper during any period set forth below is not an indication that the cash settlement price of copper is more or less likely to increase or decrease at any time during the term of the Notes.

	High		Low
2002
Quarter
First	US$	1650.50	US$	1421.00
Second		1689.50		1551.00
Third		1667.50		1434.50
Fourth		1649.50		1429.00
2003
Quarter
First		1728.00		1536.50
Second		1711.50		1564.00
Third		1824.50		1638.00
Fourth		2321.00		1790.50
2004
Quarter
First		3105.50		2321.00
Second		3170.00		2554.00
Third		3066.00		2700.00
Fourth		3287.00		2835.00
2005
Quarter
First		3424.50		3072.00
Second		3670.00		3113.00
Third		3978.00		3444.00
Fourth		4650.00		3905.00
2006
Quarter
First		5527.50		4537.00
Second		8788.00		5561.00
Third		8233.00		7230.00
Fourth		7740.00		6290.00
2007
Quarter
First		6940.00		5225.50
Second (through April 26)		8100.00		6916.00

The LME cash settlement price of copper, on April 26, 2007, as reported on Reuters page SETTMCU01, was $7,848.

The following graph illustrates the historical performance of the LME cash settlement price of copper, as reported on Reuters, from January 2, 2002 through April 26, 2007. Past movements of the cash settlement price of copper are not indicative of future cash settlement prices of copper.

DESCRIPTION OF THE GOLD PRICE

General

The Basket Return Amount, if any, will be determined in part by reference to the price of a troy ounce of gold generally known as the “London PM Fix.” We have derived all information regarding the London PM Fix of gold price from publicly available sources without independent verification. Such information reflects the policies of, and is subject to change without notice by, the London Gold Market Fixing Ltd. We make no representation or warranty as to the accuracy or completeness of such information.

The London PM Fix of gold price is set by the five members of the London Gold Market Fixing Ltd. during the afternoon session of the twice daily gold price fix which starts at 3:00 p.m. London, England time. During each session, orders are placed either with one of the five fixing members or with another bullion dealer who will then be in contact with a fixing member during the fixing. The fixing members net-off all orders when communicating their individual net interest at the fixing. The fix begins with the fixing chairman suggesting a “trying price,” reflecting the market price prevailing at the opening of the fix. This is relayed by the fixing members to their dealing rooms which have direct communication with all interested parties. Any market participant may enter the fixing process at any time, or adjust or withdraw its order. The gold price is adjusted up or down until all the buy and sell orders are matched, at which time the price is declared fixed. All fixing orders are transacted on the basis of this fixed price, which is instantly relayed to the market through various media. As of April 27, 2007, the five members of the London Gold Market Fixing Ltd. were the Bank of Nova Scotia— ScotiaMocatta, Barclays Bank Plc, Deutsche Bank AG, HSBC Bank USA, N.A. and Société Générale.

Disclaimer

The Notes are not sponsored, endorsed, sold or promoted by the London Gold Market Fixing Ltd. or by any member thereof. The London Gold Market Fixing Ltd. makes no representation or warranty, express or implied, to the purchasers of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the London gold price fixings to track general market performance of gold price. The London Gold Market Fixing Ltd. has no relationship to Citigroup Funding and London gold price fixings are determined without regard to any of Citigroup Funding or the Notes. The London Gold Market Fixing Ltd. has no obligation to take the needs of Citigroup Funding or the owners of the Notes into consideration in determining London gold price fixings. The London Gold Market Fixing Ltd. is not responsible for and has not participated in the determination of the timing of, prices of, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. The London Gold Market Fixing Ltd. has no obligation or liability in connection with the administration, marketing or trading of the Notes.

Historical Data on the Gold Price

The following table sets forth, for each of the quarterly periods indicated, the high and low London PM Fix of a troy ounce of gold, as reported by Bloomberg. These historical data on the price of gold are not indicative of the future performance of the price of gold or what the value of the Notes may be. Any historical upward or downward trend in the price of gold during any period set forth below is not an indication that the price of gold is more or less likely to increase or decrease at any time during the term of the Notes.

	High		Low
2002
Quarter
First	US$	304.30	US$	277.75
Second		327.05		297.75
Third		326.30		302.25
Fourth		349.30		310.75
2003
Quarter
First		382.10		329.45
Second		371.40		319.90
Third		390.70		342.50
Fourth		416.25		370.25
2004
Quarter
First		425.50		390.50
Second		427.25		375.00
Third		412.95		387.30
Fourth		454.20		411.25
2005
Quarter
First		443.70		411.11
Second		440.55		414.45
Third		473.25		418.35
Fourth		536.50		459.50
2006
Quarter
First		584.00		513.00
Second		725.00		567.00
Third		663.25		573.60
Fourth		648.75		560.75
2007
Quarter
First		685.75		608.40
Second (through April 26)		691.40		658.25

The London PM Fix of a troy ounce of gold on April 26, 2007, as reported on Reuters page GOFO, was $673.00.

The following graph illustrates the historical performance of the prices of a troy ounce of gold based on London PM Fix thereof, as reported by Bloomberg, from January 2, 2002 through April 26, 2007. Past movements of the gold price are not indicative of future prices of gold.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations that may be relevant to a beneficial owner of a Note that is a citizen or resident of the United States or a domestic corporation or otherwise subject to U.S. federal income tax on a net income basis in respect of a Note (a “U.S. Holder”). All references to “holders” (including U.S. Holders) are to beneficial owners of the Notes. This summary is based on U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date of this pricing supplement, all of which are subject to change at any time (possibly with retroactive effect).

This summary addresses the U.S. federal income tax consequences to U.S. Holders who are initial holders of the Notes and who will hold the Notes as capital assets. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of its individual investment circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, financial institutions, insurance companies, tax-exempt organizations or taxpayers holding the Notes as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment, and persons whose functional currency is not the U.S. dollar. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

Investors should consult their own tax advisors in determining the tax consequences to them of holding the Notes, including the application to their particular situation of the U.S. federal income tax considerations discussed below.

Tax Characterization of the Notes

Citigroup Funding will treat each Note for U.S. federal income tax purposes as a single debt instrument issued by Citigroup Funding that is subject to U.S. Treasury regulations governing contingent debt instruments (the “Contingent Debt Regulations”). Moreover, each holder, by accepting a Note, agrees to this treatment of the Note and to report all income (or loss) with respect to the Note in accordance with the Contingent Debt Regulations. The remainder of this summary assumes the treatment of each Note as a single debt instrument subject to the Contingent Debt Regulations and the holder’s agreement thereto.

United States Holders

Taxation of Interest. A U.S. Holder of a Note will recognize income (or loss) on a Note in accordance with the Contingent Debt Regulations. The Contingent Debt Regulations require the application of a “noncontingent bond method” to determine accruals of income, gain, loss and deductions with respect to a contingent debt obligation. As described in more detail in the second and third succeeding paragraphs, under the noncontingent bond method, a U.S. Holder of a Note will be required for tax purposes to include in income each year an accrual of interest at the annual computational rate of         %, compounded semi-annually (the “comparable yield”) (even though holders will receive no payments on the Notes prior to maturity). The comparable yield is based on a rate at which Citigroup Funding could issue a fixed rate debt instrument with terms comparable to those of the Notes and no contingent payments. In addition, solely for purposes of determining the comparable yield pursuant to the Contingent Debt Regulations, a U.S. Holder of a Note will be assumed to be entitled to receive, in respect of each Note, a payment of US$             at maturity (the “Projected Payment Amount”). The Projected Payment Amount is calculated as the amount required to produce the comparable yield, taking into account the Note’s issue price.

The comparable yield and the Projected Payment Amount are used to determine accruals of interest FOR TAX PURPOSES ONLY and are not assurances or predictions by Citigroup Funding with respect to the actual yield of or payment to be made in respect of a Note. The comparable yield and the Projected Payment Amount do not necessarily represent Citigroup Funding’s expectations regarding such yield or the amount of such payment.

Each Note will be issued at par. However, there will be original issue discount for U.S. federal income tax purposes (“Tax OID”) because a U.S. Holder must accrue income at the comparable yield. Under the Tax OID rules of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations promulgated thereunder, a U.S. Holder of a Note, whether such holder uses the cash or the accrual method of tax accounting, will be required to include as ordinary interest income the sum of the “daily portions” of Tax OID on the Note for all days during the taxable year that the U.S. Holder owns the Note. As a result, U.S. Holders of Notes, including U.S. Holders that employ the cash method of tax accounting, will be required to include amounts in respect of Tax OID accruing on Notes in taxable income each year although holders will receive no payments on the Notes prior to maturity.

The daily portions of Tax OID on a Note are determined by allocating to each day in any accrual period a ratable portion of the Tax OID allocable to that accrual period. In the case of an initial holder, the amount of Tax OID on a Note allocable to each accrual period is determined by multiplying the “adjusted issue price” (as defined below) of a Note at the beginning of the accrual period by the comparable yield of a Note (appropriately adjusted to reflect the length of the accrual period). The “adjusted issue price” of a Note at the beginning of any accrual period will generally be the sum of its issue price and the amount of Tax OID allocable to all prior accrual periods, less the amount of any payments made in all prior accrual periods. Based upon the comparable yield, if a U.S. Holder that employs the accrual method of tax accounting and pays taxes on a calendar year basis buys a Note at original issue for US$             and holds it until maturity, such holder will be required to pay taxes on the following amounts of ordinary income from the Note for each of the following periods: US$             in 2007, US$             in 2008, US$             in 2009 and US$             in 2010 (adjusted as described in the second below paragraph).

Disposition of the Notes. When a U.S. Holder sells, exchanges or otherwise disposes of a Note (including upon repayment of the Note at maturity) (a “disposition”), the U.S. Holder’s gain (or loss) on such disposition will equal the difference between the amount received by the U.S. Holder for the Note and the U.S. Holder’s tax basis in the Note. A U.S. Holder’s tax basis (i.e., adjusted cost) in a Note will be equal to the U.S. Holder’s original purchase price for such Note, plus any Tax OID accrued by the U.S. Holder and less the amount of any payments received by the holder while holding the Note.

If the amount received on the Note at maturity exceeds the Projected Payment Amount, the U.S. Holder will be required to include any such excess in income as ordinary income. Alternatively, if the amount received at maturity is less than the Projected Payment Amount, the difference between the Projected Payment Amount and the amount received at maturity will be treated as an offset to any interest otherwise includible in income by the U.S. Holder with respect to the Note for the taxable year in which maturity occurs, but only to the extent of the amount of such includible interest. Any remaining portion of such shortfall may be recognized and deducted by the U.S. Holder as an ordinary loss to the extent of the U.S. Holder’s previous Tax OID inclusions with respect to the Note.

On a disposition of a Note other than repayment of a Note at maturity, any gain realized by a U.S. Holder will be treated as ordinary interest income. Any loss realized by a U.S. Holder on a disposition will be treated as an ordinary loss to the extent of the U.S. Holder’s Tax OID inclusions with respect to the Note up to the date of disposition. Any loss realized in excess of such amount generally will treated as a capital loss.

An individual U.S. Holder generally will be allowed a deduction for any ordinary loss without regard to the two-percent miscellaneous itemized deduction rule of Section 67 of the Code. Any capital loss recognized by a U.S. Holder will be a long-term capital loss if such U.S. Holder has held such Note for more than one year, and a short-term capital loss in other cases.

Information Reporting and Backup Withholding. Information returns may be required to be filed with the IRS relating to payments made to a particular U.S. Holder of Notes. In addition, U.S. Holders may be subject to backup withholding tax on such payments if they do not provide their taxpayer identification numbers in the manner required, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules. U.S. Holders may also be subject to information reporting and backup withholding tax with respect to the proceeds from a sale, exchange, retirement or other taxable disposition of the Notes.

Non-United States Holders

The following is a summary of certain U.S. federal income tax consequences that will apply to Non-U.S. Holders of the Notes. The term “Non-U.S. Holder” means a beneficial owner of a Note that is a foreign corporation or nonresident alien.

Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state and local and any foreign tax consequences that may be relevant to them.

Payment with Respect to the Notes. All payments on the Notes made to Non-U.S. Holder, and any gain realized on a sale, exchange or redemption of the Notes, will be exempt from U.S. income and withholding tax, provided that:

(i) such Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of the Citigroup Funding’s stock entitled to vote, and is not a controlled foreign corporation related, directly or indirectly, to Citigroup Funding through stock ownership;

(ii) the beneficial owner of a Note certifies on Internal Revenue Services Form W-8BEN (or successor form), under penalties of perjury, that is not a U.S. person and provides its name and address or otherwise satisfies applicable documentation requirements; and

(iii) such payments and gains are not effectively connected with the conduct by such Non-U.S. Holder to a trade or business in the United States.

If a Non-U.S. Holder of the Notes is engaged in a trade or business in the United States, and if interest on the Notes is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, generally will be subject to regular U.S. federal income tax on interest and on any gain realized on the sale, exchange or redemption of the Notes in the same manner as if it were a U.S. Holder. In lieu of the certificate described in clause (ii) of the second preceding paragraph, such a Non-U.S. Holder will be required to provide to the withholding agent a properly executed Internal Revenue Service Form W-8ECI (or successor form) in order to claim an exemption from withholding tax.

Information Reporting and Backup Withholding. In general, a Non-U.S. Holder will not be subject to backup withholding and information reporting with respect to payments made with respect to the Notes if such Non-U.S. Holder has provided Citigroup Funding with an Internal Revenue Service Form W-8BEN described above and Citigroup Funding does not have actual knowledge or reason to know that such Non-U.S. Holder is a U.S. person. In addition, no backup withholding will be required regarding the proceeds of the sale of the Notes made within the United States or conducted through certain U.S. financial intermediaries if the payor receives the statement described above and does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person or the Non-U.S. Holder otherwise establishes an exemption.

PLAN OF DISTRIBUTION

The terms and conditions set forth in the Global Selling Agency Agreement dated April 20, 2006 among Citigroup Funding, Citigroup and the agents named therein, including Citigroup Global Markets Inc., govern the sale and purchase of the Notes.

Citigroup Global Markets, as principal, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets, US$             principal amount of Notes (             Notes), any payments due on which are fully and unconditionally guaranteed by Citigroup. Citigroup Global Markets proposes to offer some of the Notes directly to investors at market prices prevailing at the time of sale or at prices otherwise negotiated and some of the Notes to certain dealers at those prices less a concession not to exceed US$             per Note. Citigroup Global Markets may allow, and these dealers may reallow, a concession not to exceed US$             per Note on sales to certain other dealers.

The Notes will not be listed on any exchange.

In order to hedge its obligations under the Notes, Citigroup Funding expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factor Relating to the Notes—The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest” in this pricing supplement, “Risk Factors—Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform to the requirements set forth in Rule 2720 of the Conduct Rules of the National Association of Securities Dealers. Client accounts over which Citigroup or its affiliates have investment discretion are not permitted to purchase the Notes, either directly or indirectly.

To the extent the offer of any Notes is made in any Member State of the European Economic Area that has implemented the European Council Directive 2003/71/EC (such Directive, together with any applicable implementing measures in the relevant home Member State under such Directive, the “Prospectus Directive”) before the date of publication of a valid prospectus in relation to the Notes which has been approved by the competent authority in that Member State in accordance with the Prospectus Directive (or, where appropriate, published in accordance with the Prospectus Directive and notified to the competent authority in that Member State in accordance with the Prospectus Directive), the offer (including any offer pursuant to this document) is only addressed to qualified investors in that Member State within the meaning of the Prospectus Directive or has been or will be made otherwise in circumstances that do not require the Citigroup Funding to publish a prospectus pursuant to the Prospectus Directive.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The Notes will only be available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

The Notes are being offered globally for sale in the United States, Europe, Asia and elsewhere where it is lawful to make such offers.

Purchasers of the Notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page of this document.

The agent or dealer has agreed that it will not offer, sell or deliver any of the Notes, directly or indirectly, or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, in or from any jurisdiction, except when to the best knowledge and belief of the agent or dealer it is permitted under applicable laws and regulations. In so doing, the agent or dealer will not impose any additional obligations on Citigroup Funding.

The agent or dealer has represented and agreed that:

•

in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (“Relevant Implementation Date”) it has not made and will not make an offer of Notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Notes to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c)	in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State;

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to Citigroup Funding or Citigroup;

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom;

•

it will not offer or sell any Notes directly or indirectly in Japan or to, or for the benefit of, any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person except under circumstances which will result in compliance with all applicable laws, regulations and guidelines promulgated by the relevant governmental and regulatory authorities in effect at the relevant time. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan;

•

the Notes may not be held by or be sold: (I) to or for the benefit or account of; or (II) pursuant to or in connection with any back-to-back transaction, in each case with: (A) a “Person Resident in India” as the term is used in the Foreign Exchange Management Act, 1999; (B) a “Non-Resident Indian”, a “Person of Indian Origin” or an “Overseas Corporate Body”, as such terms are used in the Foreign Exchange Management (Deposit) Regulations 2000 as notified by the Reserve Bank of India; or (C) any entity or person that is not regulated (as such term is used in the Securities and Exchange Board of India (Foreign

Institutional Investors Amendment) Regulations, 2004), each a “Restricted Entity” and in each case excluding an offshore banking unit or an offshore branch of a bank constituted in India. No Note holder shall, directly or indirectly, sell, transfer, assign, novate or otherwise dispose of the Notes to or for the benefit or account of any Restricted Entity;

•

it is aware of the fact that no securities prospectus (Wertpapierprospekt) under the German Securities Prospectus Act (Wertpapierprospektgesetz, the “Prospectus Act”) has been or will be published in respect of the Notes in the Federal Public of Germany and that it will comply with the Prospectus Act and all other laws and regulations applicable in the Federal Republic of Germany governing the issue, offering and sale of the Notes; and

•

no Notes have been offered or sold and will be offered or sold, directly or indirectly, to the public in France except to qualified investors (investisseurs qualifiés) and/or to a limited circle of investors (cercle restreint d’investisseurs) acting for their own account as defined in article L. 411-2 of the French Code Monétaire et Financier and applicable regulations thereunder; and that the direct or indirect resale to the public in France of any Notes acquired by any qualified investors (investisseurs qualifiés) and/or any investors belonging to a limited circle of investors (cercle restreint d’investisseurs) may be made only as provided by articles L. 412-1 and L. 621-8 of the French Code of Monétaire et Financier and applicable regulations thereunder; and that none of the pricing supplement, the prospectus supplement, the prospectus or any other offering materials relating to the Notes has been released, issued or distributed to the public in France except to qualified investors (investisseurs qualifiés) and/or to a limited circle of investors (cercle restreint d’investisseurs) mentioned above.

This document has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of the Singapore Statutes (the “Securities and Futures Act” or the “Act”). Accordingly, neither this document nor any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than in circumstances where the registration of a prospectus is not required and thus only (1) to an institutional investor or other person falling within section 274 of the Securities and Futures Act, (2) to a “relevant person” (as defined in section 275 of the Securities and Futures Act) or to any person pursuant to section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in section 275 of the Securities and Futures Act, or (3) pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. No person receiving a copy of this document may treat the same as constituting any invitation to him/her, unless in the relevant territory such an invitation could be lawfully made to him/her without compliance with any registration or other legal requirements or where such registration or other legal requirements have been satisfied. Each of the following relevant persons specified in Section 275 of the Securities and Futures Act who has subscribed for or purchased Notes, namely a person who is:

(a)	a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and of which each beneficiary is an individual who is an accredited investor,

should note that securities of that corporation or the beneficiaries’ rights and interest in that trust may not be transferred for 6 months after that corporation or that trust has acquired the Notes under Section 275 of the Securities and Futures Act pursuant to an offer made in reliance on an exemption under Section 275 of the Securities and Futures Act unless:

(i)	the transfer is made only to institutional investors, or relevant persons as defined in Section 275(2) of the Act, or arises from an offer referred to in Section 275(1A) of the Act (in the case of a corporation) or in accordance with Section 276(4)(i)(B) of the Act (in the case of a trust);

(ii)	no consideration is or will be given for the transfer; or

(iii)	the transfer is by operation of law.

WARNING TO INVESTORS IN HONG KONG ONLY: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. Investors are advised to exercise caution in relation to the offer. If investors are in any doubt about any of the contents of this document, they should obtain independent professional advice.

This offer of Notes is not being made in Hong Kong, by means of any document, other than (1) to persons whose ordinary business it is to buy or sell shares or debentures (whether as principal or agent); (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (3) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong (the “CO”) or which do not constitute an offer to the public within the meaning of the CO.

There is no advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to the persons or in the circumstances described in the preceding paragraph.

ERISA MATTERS

Each purchaser of the Notes or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the Notes through and including the date of disposition of such Notes that either:

(a)	it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of C.F.R. 2510.3-101 or otherwise, (iii) a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) (for example, individual retirement accounts, individual retirement annuities or Keogh plans), or (iv) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (such law, provisions and Section, collectively, a “Prohibited Transaction Provision” and (i), (ii), (iii) and (iv), collectively, “Plans”); or

(b)	if it is a Plan, either (A)(i) none of Citigroup Global Markets Inc., its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the Notes or renders investment advice with respect to those assets, and (ii) the Plan is paying no more than adequate consideration for the Notes or (B) its acquisition and holding of the Notes is not prohibited by a Prohibited Transaction Provision or is exempt therefrom.

The above representations and warranties are in lieu of the representations and warranties described in the section “ERISA Matters” in the accompanying prospectus supplement. Please also refer to the section “ERISA Matters” in the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this pricing supplement is accurate as of any date other than the date on the front of the document.

Citigroup Funding Inc.

Medium-Term Notes, Series D

US$             principal amount

Principal Protected Notes Based Upon a Basket of Commodities

Due             , 2010

(US$1,000 Principal Amount per Note)

Any Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed

by Citigroup Inc.

Pricing Supplement

                    , 2007

(Including Prospectus Supplement dated

April 13, 2006 and Prospectus dated

March 10, 2006)